Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

TRIANGLE PETROLEUM CORPORATION

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Triangle Petroleum Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

ARTICLE FOURTH

The Corporation is authorized to issue two classes of stock, designated ‘common stock’ and ‘preferred stock.’ The number of shares of common stock authorized is 140,000,000, with a par value of $0.00001 per share. The number of shares of preferred stock authorized is 40,000,000, with a par value of $0.00001 per share. The holders of the common stock or preferred stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized.

The Board of Directors of the Corporation is authorized to determine the number of series into which shares of preferred stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the preferred stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series, subject to the requirement that the stockholders of the Corporation approve the issuance of preferred stock for any defensive or anti-takeover purpose, or for the purpose of implementing any stockholder rights plan, as represented by the Board of Directors of the Corporation in connection with the approval of this Article Fourth by the stockholders of the Corporation.

SECOND:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD:  Except as amended hereby, the terms and provisions of the Corporation’s Certificate of Incorporation remain in full force and effect.

IN WITNESS WHEREOF, Triangle Petroleum Corporation has caused this Certificate to be duly executed in its corporate name this 4th day of December, 2013.

TRIANGLE PETROLEUM CORPORATION

By:	/s/ Ryan D. McGee
Name: Ryan D. McGee
Title: Secretary and Associate Counsel